Exhibit (r)(3)
CODE OF ETHICS OF MEDLEY CAPITAL CORPORATION AND MCC ADVISORS LLC
I. INTRODUCTION
     This Code of Ethics (the “Code”) has been jointly adopted by MCC Advisors LLC (“MCC” or the “Firm”), and Medley Capital Corporation (“Medley BDC”), in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by all MCC and Medley BDC employees, officers, directors and other persons, and that prevent violations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Company Act”).1 All recipients of the Code must read it carefully and should retain a copy for future reference. The Code consists of several policies primarily designed to address potential conflicts of interest, including:
•	the Personal Investment Policy,

•	the Inside Information Policy, and

•	the Gifts, Entertainment, and Political Contributions Policy.
     MCC and Medley BDC require that all employees, officers, and directors of MCC and Medley BDC observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by family members or other associates. Further, all activities involving Medley BDC are subject to the Company Act and the policies and procedures adopted by Medley BDC in connection therewith as set forth in the Medley BDC Regulatory Compliance Manual. The obligations set forth in the Code and the Regulatory Compliance Manual are in addition to and not in lieu of any other policies and procedures adopted by MCC in respect of the conduct of its business.
     About MCC
     MCC is a registered investment adviser which sources investment opportunities, conducts industry research, performs diligence on potential investments, structures investments and monitors portfolio companies on an ongoing basis on behalf of Medley BDC, and may provide similar services prospectively to other funds and accounts, (each of Medley BDC and such other funds and accounts are referred to herein as a “Fund,” “Client” or “Advisory Client”). MCC’s investment staff draws on its expertise in lending to predominantly privately-held borrowers in a range of sectors, including industrials and transportation, energy and natural resources, financials and real estate. In addition, MCC Advisors seeks to diversify the portfolio of loans of its Advisory Clients by company type, asset type, transaction size, industry and geography. The principals of MCC have worked together since 2003, during which time they have focused on implementing their private debt strategy. MCC’s disciplined and consistent approach to origination, portfolio construction and risk management is designed to allow it to achieve compelling risk-adjusted returns for its Advisory Clients.

[1]	The Code of Ethics is adopted by each of MCC and Medley BDC pursuant to and in accordance with the requirements of each of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Company Act.
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     About Medley BDC
     Medley BDC is an MCC Advisory Client which operates as a direct lender that has elected to be treated as a business development company under the Company Act. Medley BDC targets private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. Medley BDC’s private debt transactions are generally structured to combine elements of both equity and fixed-income investments and may take the form of secured loans to corporate and asset-based borrowers, and may utilize structures such as sale leaseback transactions, direct asset purchases or other hybrid structures that we believe replicate the economics and risk profile of secured loans. Medley BDC may also selectively make subordinated debt and equity investments in borrowers to which we have extended secured debt financing.
II. STATEMENT OF STANDARDS OF BUSINESS CONDUCT
     As a fundamental mandate, MCC demands the highest standards of ethical conduct and care from all of its employees, officers, and directors (together, “MCC Employees” or “Employees”). For purposes of this Code and Regulatory Compliance Manual, MCC Employees or Employees includes the employees of MCC and its Affiliates (as defined below). All MCC Employees must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm. Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of our Advisory Clients and the Firm and may not have outside interests that inappropriately conflict with the interests of the Firm or of the Firm’s Advisory Clients. Each Employee must avoid circumstances or conduct that adversely affect or that appear to adversely affect MCC or MCC’s Clients. Every Employee must comply with applicable federal securities laws and must report violations of the Code to MCC’s Chief Compliance Officer, Richard T. Allorto (the “CCO”).
     MCC will provide every Employee, and each non-Employee director of Medley BDC with a copy of the Code. Employees should maintain a copy of the Code in their personal files. The Code and any amendments are available at all times from the CCO.
III. DEFINITIONS
     The capitalized terms below have the given definitions for purposes of the Code and the related policies:

A.	“Access Person” with respect to MCC means (A) any Employee, officer, partner or director of MCC (or persons with similar roles with respect to MCC); (B) any person that provides advice on behalf of MCC and is subject to supervision and control of MCC; (C) any Medley BDC Director who, in the case of (B), (i) has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client (including Medley BDC); (ii) is involved in making securities recommendations to Clients (including Medley BDC); or (iii) has access to such recommendations that are nonpublic; and (D) any person with access to the Firm’s office, systems and/or facilities, pursuant to a consulting, staffing, office-sharing or similar arrangement, such that they could reasonably expected to have access to nonpublic information.

B.	“Advisory Client” means any individual, group of individuals, partnership, trust, company, or other investment fund entity for whom MCC acts as investment adviser or
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whom MCC has solicited to act as an investment adviser within the past six (6) months. For example, Medley BDC is an Advisory Client. For the avoidance of doubt, Advisory Clients may include public and private pooled investment vehicles and managed accounts managed by MCC, but do not include the individual investors in such funds or accounts (“Investors”), although certain protections afforded Advisory Clients pursuant to the Code and Regulatory Compliance Manual do extend to Investors through Rule 206(4)-8 of the Advisers Act.[2]

C.	“Advisory Person” shall mean any MCC Employee who, in connection with his or her regular functions or duties: (i) makes any recommendation for the purchase or sale of a security (e.g., Portfolio Manager); (ii) participates in the determination of which recommendation shall be made (e.g., analyst); (iii) effects a securities transaction (e.g., trader); or (iv) has knowledge concerning which securities are being recommended to be purchased or sold (e.g., certain finance and administrative personnel and others who regularly have access to trade blotter information).

D.	“Affiliate” shall mean any company, partnership, or other entity that is controlled by or under common control with MCC.[3]

E.	“Affiliate Account” means: (i) the personal securities account of an Access Person (or the account of any Family Member of such Access Person), as defined herein; (ii) the securities account for which any Access Person serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time makes investment recommendations; and (iii) the securities account of any person, partnership, joint venture, trust or other entity in which an Access Person or his or her Family Member has “Beneficial Ownership” or other “Beneficial Interest.”

F.	A security is “Being Considered for Purchase” when a recommendation to purchase a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a security which has been recommended for purchase pursuant to an Investment Committee (as hereinafter defined) memorandum or other formal Investment Committee recommendation shall be deemed to be a security Being Considered for Purchase.

G.	“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary, or other right or benefit from the purchase, sale, or ownership of a security (e.g., interest payments or dividends).

H.	“Beneficial Ownership,” of a security or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16-a-1(a)(2) thereunder, ownership of securities or securities accounts, by or for the benefit of a person or his or her Family Members. Beneficial Ownership specifically includes any security or account in which the employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or

[2]	Rule 206(4)-8 prohibits advisers of pooled investment vehicles from making false or misleading statements to, or otherwise defrauding, investors or prospective investors in those pooled vehicles.

[3]	MCC and Medley BDC are subject to numerous restrictions with respect to Affiliates as defined in the Company Act.
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investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

I.	“Compliance Representatives” means an MCC Employee or consultant engaged primarily in compliance-related matters or otherwise identified and designated by the CCO to perform compliance-related duties on behalf of the Firm.

J.	“Disinterested Director” means a Medley BDC Director who is not an interested person of Medley BDC within the meaning of Section 2(a)(19) of the Company Act.

K.	“Exempt Security” is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

L.	“Family Member” means the spouse, child, parent, sibling, or other relative (whether related by blood, marriage or otherwise) of an Employee, who either resides in the same household with, or is financially dependent upon the Employee, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Employee, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

M.	“Investment Committee” means the group (or groups) of Advisory Persons, as such may be established by Senior Management from time to time, with primary responsibility and authority for making investment recommendations and decisions for MCC Adviser on behalf of Advisory Clients.

N.	“Investor Relations Representatives” means an MCC Employee or consultant engaged primarily in investor relations-related matters or otherwise identified and designated by the CCO to perform investor relations-related duties on behalf of the Firm.

O.	“Medley BDC Director” means any person who serves as a director on the board of directors of Medley BDC, including Disinterested Directors.

P.	“Medley BDC Portfolio Security” means, with respect to a Medley BDC Director, any Security of an issuer in which he or she knows, or, in the course of his or her duties as a Director, should have known, Medley BDC has a current investment or with respect to which a Security is Being Considered for Purchase by Medley BDC.

Q.	“Personal Securities Trade” means a trade in a Security (as defined below) in which an employee or a Family Member has a Beneficial Ownership or other Beneficial Interest.

R.	“Portfolio Manager” means the Investment Committee member with primary investment authority for a particular MCC Client.

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S.	“Reportable Security” means every Security in which an employee or a Family Member has a Beneficial Ownership or other Beneficial Interest except that a Reportable Security shall not include an Exempt Security, as defined above.

T.	“Restricted List” means a list of issuers and/or Securities which MCC Employees and Access Persons are generally prohibited from purchasing.

U.	“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

V.	“Senior Management” means Andrew D. Fentress, Brook B. Taube and Seth B. Taube.

IV. GUIDELINES AND PROCEDURES
A.	General Guidelines
     All MCC Employees must disclose to the Firm any interest they may have in an entity that is not affiliated with MCC and that has a known business relationship with the Firm. All Medley BDC Directors must disclose to Medley BDC any interests they may have in any entity that is not affiliated with Medley BDC and that has a known business relationship with Medley BDC. Disclosure in this area must be timely so that MCC may consider the matter and take appropriate action. MCC and Medley BDC recognize, however, that they have business relationships with many companies and that certain interests and activities such as owning a relatively small interest in publicly traded securities of such organizations, serving as a trustee of a family trust, or participating in a non-profit organization do not necessarily give rise to a conflict of interest.
B.	Procedures and General Prohibitions

1.	From time to time, MCC Employees may be invited to join the board of directors or accept board observation rights of MCC portfolio companies or outside entities. As a general matter, other than in limited circumstances (e.g., for non-profit or other civic organizations, or in furtherance of investment opportunities on behalf of the Firm or its Advisory Clients, including Medley BDC), Employees should seek the approval of the CCO prior to accepting and assuming the position of director (or accepting any board observation rights) of any outside corporation (or other entity). Any MCC Employee who is invited to serve as a director or board observer of any entity that is not an affiliate or portfolio company of MCC must promptly notify the CCO prior to accepting any such directorship or observation rights. In the event that the Firm approves the request, the company in question shall immediately be placed on MCC’s “Restricted List” or otherwise flagged for special review and monitoring for potential conflicts.[4]

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2.	As a general matter and except as approved by the CCO in consultation with Senior Management, an MCC Employee may not act as an officer, general partner, consultant, agent, representatives, trustee, or employee of any business other than MCC or an affiliate of MCC.

3.	Except as approved by the CCO or specifically permitted by law, Employees may not have a monetary interest, as principal, co-principal, agent, shareholder, or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interest of MCC or its Advisory Clients.

4.	Except with the prior written approval of the CCO, Employees may not invest in any IPO or private placement, and specifically may not invest in any hedge fund or other private investment vehicle.

5.	No MCC Employee, except in the course of his or her duties, shall reveal to any other person information regarding any Advisory Client or any security transactions being considered, recommended, or executed on behalf of any Advisory Client. No Medley BDC Director, except in the course of his or her duties, shall reveal to any other person information regarding Medley BDC or any Medley BDC Portfolio Security.

6.	No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of the Firm or any MCC Employee, if any, in such Securities or the issuer thereof, including, without limitation (i) any direct or indirect beneficial ownership of any securities of such issuer; (ii) any contemplated transaction by such person in such securities; and (iii) any present proposed relationship with such issuer or its affiliates.

7.	Subject to certain exceptions permitted by applicable law, Medley BDC shall not, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of Medley BDC. Any Employee or Medley BDC Director who becomes aware that Medley BDC may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should discuss the situation with the CCO to ensure that the extension of credit is in accord with this Code of Ethics and applicable law.

8.	No Employee or Medley BDC Director shall engage in Insider Trading (as defined in the “Inside Information Policy”) whether for his or her own benefit or for the benefit of others.

9.	No Employee may communicate material, nonpublic information concerning any Security to anyone unless it is properly within his or her duties to do so. No Medley BDC Director may communicate material, nonpublic information concerning any Medley BDC Portfolio Security to anyone unless it is properly within his or her duties to do so.

10.	Each Employee shall annually complete an “Adviser Disclosure Questionnaire” returning the completed questionnaire to MCC’s CCO or a Compliance

[4]	The CCO shall maintain a log of all outside positions (whether or not affiliated with MCC) held by MCC Employees and Medley BDC Directors in order to monitor for conflicts of interest.
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Representatives. Each Employee shall supplement the annual questionnaire as necessary to reflect any material change between annual filings.

11.	Every Employee must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

12.	Access Persons (including all MCC Employees) are required to disclose to the CCO all personal securities holdings immediately upon commencement of employment (which shall include all personal securities holdings of the Access Person’s Family Members), and in no case later than ten (10) days beyond the Access Person’s start date. Access Persons are also required on a quarterly basis and no later than thirty (30) days after each quarter end to file a report indicating any transactions made in any Reportable Securities. On an annual basis, each Access Person is to disclose to the CCO all personal holdings of Reportable Securities.

13.	The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standard and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Employee may maliciously create, disseminate, or use false rumors. This prohibition covers oral and writing communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, text messaging, blogs, and chat rooms. Because of the difficulty in identifying “false” rumors, the Firm discourages Employees from creating, passing or using any rumor.
V. ACKNOWLEDGEMENT
     Unless MCC has distributed and received an acknowledgement with respect to a revised version of the Code and Regulatory Compliance Manual, each employee must certify at least annually (upon request by MCC) that he or she has read, understands, is subject to and has complied with the Regulatory Compliance Manual, including the Code. Any Employee who has any questions about the applicability of the Code to a particular situation should promptly consult with the CCO.
VI. REPORTING AND SANCTIONS
     While compliance with the provisions of the Code is anticipated, Employees should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits deemed improper, or, in more serious cases, employee suspension or termination. Moreover, Employees are required to report any violation(s) of the Code or the Regulatory Compliance Manual or any other inappropriate conduct to the CCO. The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.
VII. ADDITIONAL RESTRICTIONS AND WAIVERS BY MCC AND MEDLEY BDC
     From time to time, the CCO (or a Compliance Representatives), in consultation with Senior Management, may determine that it is in the best interests of the Firm for certain Employees or other persons to be subject to additional restrictions or requirements in addition those set forth in the Code. In
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such case, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, the CCO (or a Compliance Representatives) may, after consultation with Senior Management, grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.
     Any waiver of the Code for executive officers of Medley BDC or Medley BDC directors may be made only by the Medley BDC board of directors or a committee of the board and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation as determined in consultation with Medley BDC outside legal counsel.
     The CCO and the CCO of Medley BDC shall each maintain a log of all requests for exceptions and waivers and the determination with respect to such requests.
VIII. REVIEW BY THE BOARD OF DIRECTORS OF MEDLEY BDC
     The CCO of Medley BDC will prepare a report to be considered by the board of directors (1) quarterly that identifies any violations of this Code with respect to Medley BDC requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, in writing, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon Medley BDC’s and/or MCC’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations, and (c) certifies that Medley BDC and MCC have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Company Act.
     The Board of Medley BDC will also be asked to approve any material changes to the Code within six months after the adoption of such change, upon receiving certifications from each of Medley BDC and MCC that it has adopted procedures reasonably necessary to prevent violations of the Code, based on a determination that the Code contains provisions reasonably necessary to prevent MCC Employees and Access Persons from engaging in any prohibited conduct under the Code.
Adopted: November __, 2010
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